SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(a)

(Amendment No. 1)

Corindus Vascular Robotics, Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

218730109

(CUSIP Number)

HealthCor Management, L.P.

55 Hudson Yards, 28th Floor
New York, New York 10001

Attention: Anabelle Perez Gray

(212) 622-7731

With a Copy to:

Eugene W. McDermott, Jr.

Locke Lord LLP

2800 Financial Plaza

Providence, RI 02903

(401) 276-6471

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

March 18, 2019

(Dates of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

The information required on the remainder of this cover page shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act by shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP 218730109	Schedule 13D	Page 2 of 19

1	name of reporting person HealthCor Management, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 19,981,655
	9	sole dispositive power 0
	10	shared dispositive power 19,981,655

11	aggregate amount beneficially owned by each reporting person 19,981,655
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 9.7%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 3 of 19

1	name of reporting person HealthCor Associates, LLC
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 19,981,655
	9	sole dispositive power 0
	10	shared dispositive power 19,981,655

11	aggregate amount beneficially owned by each reporting person 19,981,655
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 9.7%
14	type or report person OO – limited liability company

CUSIP 218730109	Schedule 13D	Page 4 of 19

1	name of reporting person HealthCor Hybrid Offshore Master Fund, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds WC
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Cayman Islands

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 19,981,655
	9	sole dispositive power 0
	10	shared dispositive power 19,981,655

11	aggregate amount beneficially owned by each reporting person 19,981,655
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 9.7%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 5 of 19

1	name of reporting person HealthCor Hybrid Offshore GP, LLC
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 19,981,655
	9	sole dispositive power 0
	10	shared dispositive power 19,981,655

11	aggregate amount beneficially owned by each reporting person 19,981,655
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 9.7%
14	type or report person OO – limited liability company

CUSIP 218730109	Schedule 13D	Page 6 of 19

1	name of reporting person HealthCor Group, LLC
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 19,981,655
	9	sole dispositive power 0
	10	shared dispositive power 19,981,655

11	aggregate amount beneficially owned by each reporting person 19,981,655
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 9.7%
14	type or report person OO – limited liability company

CUSIP 218730109	Schedule 13D	Page 7 of 19

1	name of reporting person HealthCor Partners Management, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 32,500,478
	9	sole dispositive power 0
	10	shared dispositive power 32,500,478

11	aggregate amount beneficially owned by each reporting person 32,500,478
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 15.8%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 8 of 19

1	name of reporting person HealthCor Partners Management GP, LLC
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 32,500,478
	9	sole dispositive power 0
	10	shared dispositive power 32,500,478

11	aggregate amount beneficially owned by each reporting person 32,500,478
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 15.8%
14	type or report person OO – limited liability company

CUSIP 218730109	Schedule 13D	Page 9 of 19

1	name of reporting person HealthCor Partners Fund, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds WC
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 17,090,941
	9	sole dispositive power 0
	10	shared dispositive power 17,090,941

11	aggregate amount beneficially owned by each reporting person 17,090,941
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 8.3%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 10 of 19

1	name of reporting person HealthCor Partners, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 17,090,941
	9	sole dispositive power 0
	10	shared dispositive power 17,090,941

11	aggregate amount beneficially owned by each reporting person 17,090,941
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 8.3%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 11 of 19

1	name of reporting person HealthCor Partners II, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 15,409,537
	9	sole dispositive power 0
	10	shared dispositive power 15,409,537

11	aggregate amount beneficially owned by each reporting person 15,409,537
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 7.5%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 12 of 19

1	name of reporting person HealthCor Partners Fund II, L.P.
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds WC
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 15,409,537
	9	sole dispositive power 0
	10	shared dispositive power 15,409,537

11	aggregate amount beneficially owned by each reporting person 15,409,537
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 7.5%
14	type or report person PN

CUSIP 218730109	Schedule 13D	Page 13 of 19

1	name of reporting person HealthCor Partners GP, LLC
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization Delaware

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 32,500,478
	9	sole dispositive power 0
	10	shared dispositive power 32,500,478

11	aggregate amount beneficially owned by each reporting person 32,500,478
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 15.8%
14	type or report person OO – limited liability company

CUSIP 218730109	Schedule 13D	Page 14 of 19

1	name of reporting person Arthur Cohen
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization United States

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 52,482,133
	9	sole dispositive power 0
	10	shared dispositive power 52,482,133

11	aggregate amount beneficially owned by each reporting person 52,482,133
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 25.5%
14	type or report person IN

CUSIP 218730109	Schedule 13D	Page 15 of 19

1	name of reporting person Joseph Healey
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization United States

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 52,482,133
	9	sole dispositive power 0
	10	shared dispositive power 52,482,133

11	aggregate amount beneficially owned by each reporting person 52,482,133
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 25.5%
14	type or report person IN

CUSIP 218730109	Schedule 13D	Page 16 of 19

1	name of reporting person Jeffrey C. Lightcap
2	check the appropriate box if a member of the group	(a) ☐ (b) ☒

3	sec use only
4	source of funds AF
5	check box if disclosure of legal proceedings is required pursuant to items 2(d) or 2(e) ☐
6	citizenship or place of organization United States

number of shares beneficially owned by each reporting person with	7	sole voting power 0
	8	shared voting power 32,500,478
	9	sole dispositive power 0
	10	shared dispositive power 32,500,478

11	aggregate amount beneficially owned by each reporting person 32,500,478
12	check box if the aggregate amount in row (11) excludes certain shares ☐
13	percent of class represented by amount in row(11) 15.8%
14	type or report person IN

CUSIP 218730109	Schedule 13D	Page 17 of 19

Schedule 13D

This Amendment No. 1 (this “Amendment”) amends and supplements the beneficial ownership statement on Schedule 13D originally filed on March 8, 2017 (the “Original Statement”) on behalf of HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group, LLC, HealthCor Partners Management, L.P., HealthCor Partners Management GP LLC, HealthCor Partners Fund LP, HealthCor Partners L.P., HealthCor Partners II L.P., HealthCor Partners Fund II, L.P., HealthCor Partners GP, LLC, Arthur Cohen, Joseph Healey and Jeffrey C. Lightcap. The Original Statement, as amended by this Amendment (the “Statement”), relates to the shares of Common Stock of Corindus Vascular Robotics, Inc., par value $0.0001 per share (the “Common Stock”).

Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Original Statement. This Amendment amends the Original Statement as specifically set forth herein. Except as set forth below, all previous Items in the Original Statement remain unchanged.

This Amendment is being filed to reflect a decrease in the percentage of the outstanding class represented by the shares of Common Stock owned by the Reporting Persons, resulting from an increase in the number of shares of Common Stock outstanding as reported by the Issuer in its filings with the Securities and Exchange Commission. There has been no change in the number of shares of Common Stock beneficially owned by the Reporting Persons.

Item 2.	Identity and Background

Item 2(b) of the Original Statement is hereby amended and revised to reflect that the address of each of Management, Associates, Hybrid Fund, Hybrid GP, Group, Partners Management, Partners Management GP, HCP Fund, HCPLP, HCP2LP, HCPII Fund, HCPGP and Mr. Healey is 55 Hudson Yards, 28th Floor, New York, New York 10001.

Item 5.	Interest in Securities of the Issuer.

The first paragraph of Item 5 of the Original Statement is hereby amended and restated as follows:

(a)       Collectively, the Reporting Persons beneficially own an aggregate of 52,482,133 shares of Common Stock. This aggregate amount represents approximately 25.5% of the Issuer’s outstanding common stock, based upon 206,212,607 shares outstanding as of March 12, 2019, as reported on the Issuer’s most recent Annual Report on Form 10-K filed on March 18, 2019.

CUSIP 218730109	Schedule 13D	Page 18 of 19

SIGNATURES

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Date:   March 21, 2019

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR PARTNERS MANAGEMENT, L.P.

By: HealthCor Partners Management GP, LLC, its general partner

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR HYBRID OFFshore gp, llc
for itself and as general partner on behalf of
HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR partners, L.P.
for itself and as general partner on behalf of
HEALTHCOR PARTNERS FUND, LP

By: HealthCor Partners GP, LLC, its general partner

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR partners II, L.P.
for itself and as general partner on behalf of
HEALTHCOR PARTNERS FUND II, LP

By: HealthCor Partners GP, LLC, its general partner

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

CUSIP 218730109	Schedule 13D	Page 19 of 19

HEALTHCOR ASSOCIATES, LLC

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR GROUP, LLC

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR partners management gp, LLC

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

HEALTHCOR partNers gp, LLC

By:	/s/ Anabelle P. Gray
Name:	Anabelle P. Gray
Title:	General Counsel

JEFFREY C. LIGHTCAP, Individually

/s/ Jeffrey C. Lightcap

ARTHUR COHEN, Individually

/s/ Arthur Cohen

JOSEPH HEALEY, Individually

/s/ Joseph Healey